Exhibit 10.5

LIMITED LIABILITY COMPANY AGREEMENT

OF

PROCACCIANTI CONVERTIBLE FUND, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is entered into effective as of April 21, 2017 (the “Effective Date”), among PROCACCIANTI CONVERTIBLE FUND, LLC (the “Company”), a limited liability company organized under the laws of the State of Delaware and the Persons listed on Exhibit A attached hereto as Members (the “Members”).

ARTICLE I
ORGANIZATION AND DEFINITIONS

1.1         Organization. The Company was formed through the filing of the Charter (as herein defined) with the Secretary of State of the Charter State. The Company shall be governed by the laws of the Charter State in accordance with this Agreement.

1.2          Principal Office; Registered Office; Registered Agent. The principal and registered office of the Company shall be at such location as may be determined by the Manager. The registered agent of the Company shall be as determined by the Manager. The initial registered office and registered agent shall be as set forth in the Charter, and shall remain unchanged until changed by the Manager.

1.3         Term. The Company was formed on the Formation Date (as herein defined), and will continue perpetually, unless it is sooner terminated under this Agreement.

1.4          Certain Definitions. As used in this Agreement, the following terms have the meanings ascribed to them in this Section 1.4 and include the plural as well as the singular number:

“Act” means the Delaware Limited Liability Company Act, in its present form or as may be amended from time to time.

“Additional Capital Contribution Preferred Return” means, in respect of any Member, a cumulative preferred return to such Member that accrues and accumulates at a rate to be determined in each case by the Manager on the amount of Unreturned Additional Capital Contributions of such Member, compounded annually; provided that, with respect to all Additional Capital Contributions, such rate shall be not less eight percent (8%) per annum and not greater than fifteen percent (15%) per annum, as so determined by the Manager in his, her or its sole discretion. A pro rata daily share of the Additional Capital Contribution Preferred Return determined in accordance with the number of days in each Fiscal Year shall accrue and accumulate on a daily basis.

“Additional Capital Contributions” has the meaning set forth in Section 3.3(b)(i) hereof. For the avoidance of doubt, the term “Additional Capital Contributions” means and includes additional Capital Contributions made pursuant to Section 3.3(b) hereof, but does not include any initial Capital Contributions made as of the Effective Date pursuant to Section 3.3(a) hereof.

“Additional Members” means those Persons who become Members after the Effective Date in accordance with this Agreement, other than Substituted Members.

“Affiliate” means, with respect to any Person, any person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a specified person or entity. For purposes hereof, the terms “control”, “controlled”, or “controlling” with respect to a specified person or entity shall include, without limitation, (i) the ownership, control or power to vote ten percent (10%) or more of (x) the outstanding shares of any class of voting securities or (y) beneficial interests, of any such person or entity, as the case may be, directly or indirectly, or acting through one or more persons or entities, (ii) the control in any manner over the managing member(s) or the election of more than one director or trustee (or persons exercising similar functions) of such person or entity, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such person or entity.

“Agreement” means this Limited Liability Company Agreement, as amended from time to time. Words such as “herein,” “hereafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Approved Transfer” means any Transfer of Interests approved in writing by the Manager, which may be granted or withheld in the Manager’s sole and absolute discretion. Notwithstanding the foregoing, the Manager shall, subject to the terms and conditions contained herein (including without limitation the provisions of Article VII hereof), consent to any Permitted Transfer.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(l) and 18-304 of the Act.

“Book Value” of an asset means, as of any particular date, the value at which the asset is reflected on the books of the Company as of such date. In the case of an asset other than cash transferred as a Capital Contribution to the Company, the initial book value of such asset shall be equal to the gross fair market value of such asset, as determined by the Manager in good faith and recorded on the books of the Company. Company assets may be revalued and the Book Value thereof adjusted to equal their respective Fair Market Values, to reflect economic arrangements among the Members upon the admission of Additional Members to the Company, or at such other times as are provided for in Treasury Regulations Section 1.704-l(b)(2)(iv) (including subclause (f) thereof), 1.704-2 or 1.704-3 and such Book Values shall be revalued consistently with any adjustments to the Members’ Capital Accounts pursuant to the last sentence of Section 3.4(b). The Book Value of a Company asset distributed to a Member shall be adjusted to its Fair Market Value as of the date of distribution. The foregoing adjustments shall be included in Profits or Losses and allocated to the Members and reflected in their Capital Accounts in the manner provided in Regulations Section 1.704-1(b)(2)(iv)(f)(2). The Book Value of an asset shall be reduced by depreciation, amortization or other cost recovery deductions relating thereto on the books of the Company; in the case of assets whose Book Values have been adjusted to Fair Market Value, their Book Values shall be reduced by the amount of depreciation, amortization or other cost recovery deductions relating thereto arising after such adjustment.

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“Business” means the business of acquiring, owning and dealing with operations and ownership of the Properties, including having mortgage indebtedness secured by any Property.

“Capital Account” means the Capital Account established for each Member and maintained in accordance with the provisions of this Agreement and the Treasury Regulations.

“Capital Contribution” means the total amount of cash or Fair Market Value of other property contributed or deemed to be contributed to the equity of the Company by each Member pursuant to this Agreement. Any reference in this Agreement to the Capital Contribution of either a Member or any assignee of a Member includes any Capital Contribution previously made by any prior Member to whose Interests the then existing Member or assignee succeeded. The amounts of the Capital Contributions of the Members are set forth in Exhibit A hereto, as may be amended from time to time by the Manager to reflect appropriate changes in accordance with the terms of this Agreement.

“Capital Proceeds” means the net proceeds from a Capital Transaction minus all expenses related thereto and any reasonable reserves determined by the Manager.

“Capital Transaction” means (a) a sale of the Company, whether accomplished by a sale (including a merger, consolidation, reorganization, recapitalization or other business combination or otherwise) of (i) all of the Interests or (ii) all or substantially all of the assets of the Company, (b) a financing or refinancing of the debt of the Company, (c) the sale of any Property, or (d) the refinancing of any debt secured by any of the Property.

“Charter” means the Certificate of Formation of the Company filed with the Secretary of State of the Charter State on February 24, 2017 by an “authorized person” within the meaning of the Act for the purpose of forming the Company pursuant to the laws of the Charter State, as may be amended.

“Charter State” means the State of Delaware.

“Class A Member” means the holders of the Class A Interests.

“Class A Interests” means with respect to any Class A Member, (a) the Class A Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (b) all other rights, benefits and privileges enjoyed by a Class A Member (under the Act, this Agreement, or otherwise) in its capacity as a Class A Member; and (c) all obligations, duties and liabilities imposed on a Class A Member (under the Act, this Agreement or otherwise) in its capacity as a Class A Member.

“Class B Member” means the holder of the Class B Interests.

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“Class B Interests” means with respect to any Class B Member, (a) the Class B Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (b) all other rights, benefits and privileges enjoyed by a Class B Member (under the Act, this Agreement, or otherwise) in its capacity as a Class B Member; and (c) all obligations, duties and liabilities imposed on a Class B Member (under the Act, this Agreement or otherwise) in its capacity as a Class B Member.

“Code” means the Internal Revenue Code of 1986, as it may be amended, or any subsequent federal law concerning income tax as enacted in substitution for, or that corresponds with, such Code.

“Company” means the limited liability company identified as the “Company” in the first paragraph of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term “controls,” “controlled by” and “under common control with” have correlative meanings, irrespective of capitalization.

“Covered Person” has the meaning set forth in Section 6.10.

“Fair Market Value” means, with respect to any item, the price (in cash or other consideration) at which such item would be sold in a sales transaction between a willing buyer and a willing seller negotiating on arms’ length terms. The Fair Market Value of an item shall be deemed for all purposes to be equal to the Fair Market Value of such item as determined by the Manager, so long as such determination is reasonable and made in good faith by the Manager.

“Fiscal Year” means the period beginning on January 1 and ending on December 31 or any other fiscal period selected by the Manager for financial reporting and tax purposes.

“Formation Date” means the date on which the Charter was filed with the Secretary of State or other governmental agency of the Charter State.

“Gross Revenue” means the gross revenue of the Company for each Fiscal Year, or part thereof, arising from the Company’s Business including Capital Proceeds excluding Capital Contributions.

“Immediate Family Members” means a child, stepchild, grandchild, spouse, sibling, or parent, each of whom are not Prohibited Persons (as such term is defined in the Company’s loan documents executed on or about the date of the acquisitions of each of the Properties).

“Indirect Transfer” means any (i) Transfer of Interests by a Member which is a corporation, limited liability company, trust, partnership or other entity by any means, voluntarily or involuntarily, of any capital stock in such corporation, membership or ownership interests in such limited liability company, beneficial interests in such trust, partnership interests in such partnership, or equity interests in any such other entity, or any Transfer of Interests by such a Member that directly or indirectly results in any change in the ultimate underlying beneficial or record ownership, voting rights with respect to or control of such capital stock, membership or ownership interests, beneficial interests, partnership interests or other equity interests of the Member; and/or (ii) Transfer of direct or indirect ownership interest in the Company by any Member.

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“Knowledge” means, as to the representations of TPG INC CI, LLC, the actual (as opposed to constructive or imputed) knowledge, without independent investigation or inquiry, of Richard A. Tasca.

“Manager” means James A. Procaccianti and, if it completes a REIT Transaction, and becomes a Manager in accordance with Section 5.6, then also the REIT, and each of their successors as provided in this Agreement.

“Members” means the Class A Members, the Class B Members and each of the Persons designated in this Agreement as the members of the Company and any Persons who become members of the Company, pursuant to this Agreement. To the extent that distributions, allocations or other items are to be determined under this Agreement by reference to cumulative amounts that relate to a Member, for purposes of determining such cumulative amounts, references to a Member shall include references to the predecessors in interest of such Member.

“Net Cash Flow” means, for each calendar month, Fiscal Year or other period of the Company for which it must be determined, the Gross Revenue of the Company from all sources excluding Capital Proceeds, less all Operating Expenditures, provided that Net Cash Flow shall not include unexpended Capital Contributions.

“Operating Expenditures” means the expenditures of the Company for each Fiscal Year, or part thereof, arising from the Company’s Business, including, but not limited to, the following:

(a)           general operating expenses including, but not limited to, management, legal, accounting and other professional fees, wages, salaries and other compensation in connection with its Business operations, and all fees, costs and expenses associated with entitlement, development, construction, and marketing with respect to either Property, monies expended to comply with and perform contractual and other obligations, and any other expenses expended on behalf of the Company in relation to its general administrative and management needs;

(b)        payments of principal and interest upon any indebtedness of the Company (whether third-party indebtedness or loans made by Members to the Company pursuant to this Agreement);

(c)        any other cash expended by the Company for Business operations, including, without limitation, capital expenditures; and

(d)        the establishment of appropriate reserves for debt service, the provision of working capital or any other contingency of the Company as determined by the Manager.

“Option Agreement” has the meaning set forth in Section 5.6.

“Percentage Interest” means, with respect to a Member, the quotient obtained by dividing the Interests held by such Member by the total Interests held by all the Members, subject to adjustment as provided in Section 3.3(b).

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“Permitted Transfer” means a Transfer by a Member of all or a portion of such Member’s Interests for estate planning purposes that does not violate any state or federal law or regulation or other material agreement by which the Company is bound) and is to:

(A)          Immediate Family Members of such Member, each of whom must have obtained the legal age of majority;

(B)          United States domiciled trusts established for the benefit of such Member or Immediate Family Members of such Member transferor; or

(C)           partnerships or limited liability companies of which the partners or members, respectively, are comprised entirely of (i) such Member and Immediate Family Members (each of whom must have obtained the legal age of majority) of such Member, (ii) Immediate Family Members (each of whom must have obtained the legal age of majority) of such Member, or (iii) United States domiciled trusts established for the benefit of such Member or Immediate Family Members of such Member.

“Person” means a natural person, corporation, trust, partnership, joint venture, association, limited liability company or other business or other legal entity of any kind.

“Profit” or “Loss” means, for a period, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv) shall be subtracted from such taxable income or loss; (iii) in lieu of the amounts of depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, the amounts taken into account shall be the amounts determined in the manner provide in Regulations Section 1.704-1(b)(2)(iv)(g)(3); (iv) in lieu of any tax gain or tax loss recognized by the Company with respect to the disposition of an asset, there shall be taken into account gain or loss recognized by the Company for book purposes under the principles of Treasury Regulations Section 1.704-1(b)(2)(iv), computed by reference to the Book Value of the asset as of the date of disposition rather than by reference to the tax basis of the asset; and (v) items of income, gain, loss, or deduction allocated separately pursuant to Section 4.4 hereof shall be excluded from the computation of Profit or Loss. If the Company’s taxable income or loss for such period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Profit for such period, and if negative, such amount shall be the Company’s Loss for such period.

“Prohibited Person” means any of the following: (i) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (ii) a Person owned or controlled by, or acting for or on behalf of any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a Person that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a Person that is affiliated with any Person identified in any of clauses (i), (ii), (iii) or (iv) above.

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“Property” or “Properties” means either or both of the properties listed in Exhibit B.

“REIT” has the meaning set forth in Section 5.6.

“REIT Transactions” has the meaning set forth in Section 5.6.

“Substituted Member” means a Person who acquires Interests of a Member pursuant to an Approved Transfer, a Permitted Transfer or any other Transfer expressly permitted under and in compliance with the provisions of Article VII of this Agreement.

“Transfer” means, as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, assignment, conveyance, pledge, hypothecation or other disposition and, as a verb, voluntarily or involuntarily, directly or indirectly, to transfer, sell, assign, convey, pledge, hypothecate or otherwise dispose of.

“Treasury Regulations” and “Regulations” means the regulations of the United States Treasury Department pertaining to the Code, as amended, and any successor provision thereto.

“Interests” means limited liability company interests in the Company issued to each Member hereunder, which represent, subject to adjustment as provided in Section 3.3(b), (a) such Member’s Capital Contribution and the right to receive such Member’s share of the Profits and Losses, distributions and liquidation proceeds of the Company in accordance with the terms of this Agreement, (b) such Member’s voting, consent and other rights, if any, provided in this Agreement and (c) the rights of such Member as a member of a limited liability company under the laws of the Charter State to the extent consistent with the terms of this Agreement. Unless otherwise determined by the Manager, Interests shall not be evidenced by certificates and their ownership is evidenced solely by this Agreement and by the records of the Company. The number of Interests owned by each Member is set forth in Exhibit “A” hereto.

“Unpaid Additional Capital Contribution Preferred Return” means, in respect of any Member as of a particular date, an amount (but not below zero) equal to the Additional Capital Contribution Preferred Return accrued and accumulated for such Member through such date less the aggregate amounts distributed to such Member through such date pursuant to Section 5.1(a) and Section 5.2(a) (including by operation of Section 9.2(b)).

“Unreturned Additional Capital Contributions” means, in respect of any Member as of a particular date, an amount (but not below zero) equal to the aggregate Additional Capital Contributions made to the Company by such Member through such date less the aggregate amounts distributed to such Member through such date pursuant to Section 5.2(b) (including by operation of Section 9.2(b)).

“Unreturned Capital Contributions” means, in respect of any Member as of a particular date, an amount (but not below zero) equal to the aggregate Capital Contributions (other than Additional Capital Contributions) made to the Company by such Member through such date less the aggregate amounts distributed to such Member through such date pursuant to Section 5.2(c) (including by operation of Section 9.2(b)).

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ARTICLE II
PURPOSES, AUTHORITY AND PROPERTY OF THE COMPANY

2.1          Purposes. The purpose of the Company is to conduct the Business, and to engage in such other activities solely incident or related thereto.

2.2          Authority. To carry out its purposes, the Company, and the Manager acting on behalf of the Company, consistent with and subject to the provisions of this Agreement and applicable law, is empowered and authorized to do any and all acts and things incident to, or necessary, appropriate, proper, advisable, or convenient for, the furtherance and accomplishment of its purposes.

2.3          Property of the Company. All property of any kind acquired or developed in any manner by the Company shall be the exclusive property of the Company, and not of any Member or other Person; provided, however, that the foregoing clause shall not impair the authority of the Company to dispose of any of its property to any Person, or to distribute property to its Members in accordance with this Agreement.

ARTICLE III
MEMBERS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; FEES TO AFFILIATES

3.1          Members. The name, Capital Contribution, number of Interests, and Percentage Interest of or in respect of each Member are set forth in Exhibit A hereto, as may be amended pursuant to the terms of this Agreement from time to time to reflect applicable changes in the information set forth in Exhibit A.  Each Member was admitted as a member of the Company upon its execution of a counterpart signature page hereto. The address, fax number and email address of each Member is indicated on the signature pages made a part of this Agreement.

3.2          Additional Members. Additional Members may be admitted to the Company only with the consent of the Manager. This Agreement shall be amended to reflect the Additional Members as parties, and Exhibit A shall be amended to set forth the information relating to the Additional Members. Each Additional Member shall be required to execute this Agreement, as so amended, or an instrument in form satisfactory to the Manager pursuant to which such Additional Member agrees to be bound by the terms of this Agreement, as may be amended from time to time.

3.3          Capital Contributions.

(a)           Initial Capital Contributions. The Members have made Capital Contributions in the amounts set forth opposite their respective names on Exhibit A and such amounts shall be credited to each such Member’s Capital Account.

(b)           Additional Funding.

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(i)         Subject to Section 3.3(f), if the Manager determines that additional funds are required by the Company, then, subject to the provisions of Section 3.3(b)(vi) hereof, the Manager shall first offer to the Members the opportunity to provide such funding either in the form of loans to the Company (“Member Loan(s)”) or additional capital contributions to the Company (“Additional Capital Contributions”), as determined by the Manager in his, her or its sole and absolute discretion, by delivering to each Member written notice of such opportunity as herein provided (the “Funding Notice”). The Funding Notice shall specify (A) the purpose(s) of the required funding, (B) the total amount of funding required by the Company (the “Funding Amount”), (C) whether the Funding Amount shall be in the form of Member Loans or Additional Capital Contributions, or any combination thereof, (D) the time or times (which shall be not sooner than five (5) business days after the date of the Funding Notice) when the Funding Amount shall be provided to the Company and (E) the terms of such Member Loans or Additional Capital Contributions. The decision as to whether such funding shall be in the form of Member Loans or Additional Capital Contributions and the terms of the Member Loans or Additional Capital Contributions shall be determined by the Manager in his, her or its sole and absolute discretion. The terms and conditions of the Member Loans or Additional Capital Contributions set forth in the Funding Notice shall be the same for all Members.

(ii)        Upon receipt of the Funding Notice, each Member shall have the right, but not the obligation, to make a Member Loan or Additional Capital Contribution to the Company on the terms set forth in the Funding Notice and in accordance with the terms of this Section 3.3(b). Each such Member may exercise such right by delivering to the Manager, within five (5) business days after receipt of the Funding Notice, written notice of such Member’s exercise of such right. Such notice of exercise shall be irrevocable upon delivery. A Member’s failure to so exercise such right within such five (5) business day period shall be deemed a waiver by such Member of such right. Each Member exercising such right shall have the right to make a Member Loan or Additional Capital Contribution, as applicable, up to an amount equal to (A) the Funding Amount multiplied by (B) such Member’s Percentage Interest (such product referred to as such Member’s “Proportionate Share”). Each Member shall state in such Member’s notice of exercise hereunder the amount of the Member Loan or Additional Capital Contribution that such Member desires to provide (up to such Member’s Proportionate Share).

(iii)       If any such Member fails to fund such Member’s entire Proportionate Share of the Funding Amount pursuant to the Funding Notice (each, a “Non-Funding Member”), each Member who elected to fund such Member’s entire Proportionate Share of the Funding Amount pursuant to the Funding Notice (each, a “Funding Member”) shall have the right, but not the obligation, to fund the amount of each Non-Funding Member’s Proportionate Share which such Non-Funding Member failed to fund (the “Shortfall”), in proportion to such Funding Member’s Percentage Interest relative to the Percentage Interests of all Funding Members who elect to fund the Shortfall, in the form of a Member Loan or Additional Capital Contribution in accordance with the Funding Notice. Such right shall be exercisable for a period of five (5) business days following the initial five (5) business day exercise period by delivering to all other Members written notice of exercise.

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(iv)       If the Funding Amount is required to be made in the form of Additional Capital Contributions, then each Funding Member who contributes all or a portion of any Shortfall as an Additional Capital Contribution shall be a “Shortfall Funding Member”. Immediately upon the contribution by any Shortfall Funding Member(s) of any Additional Capital Contributions to fund a Shortfall of any Non-Funding Member, the Percentage Interest of each such Non-Funding Member (expressed as a decimal) immediately preceding such funding shall be decreased by an amount (expressed as a decimal) equal to the “Shortfall Dilution Factor” (as hereinafter defined) multiplied by a percentage computed as a fraction (the “Dilution Amount”), the numerator of which shall be the amount of the Shortfall of such Non-Funding Member contributed by the Shortfall Funding Member(s), and the denominator of which shall be the aggregate of all Capital Contributions and Additional Capital Contributions made by such Non-Funding Member up to and including the date of the Funding Notice. With respect to each Funding Notice issued by the Manager the Shortfall Dilution Factor as applied to each Non-Funding Member shall be equal to 1.50. Each Shortfall Funding Member(s)’ Percentage Interest(s) (expressed as a decimal) immediately preceding such funding shall thereafter, for all purposes hereof, be increased by the Dilution Amount of each Non-Funding Member based on the percentage of the Shortfall funded by such Shortfall Funding Member. The number of Interests of each Member shall be adjusted accordingly to reflect and correspond with their adjusted Percentage Interests pursuant to this Section 3.3(b)(iv).

(v)        If the Members fail or refuse to provide the entire Funding Amount required by the Company pursuant to the terms of this Section 3.3(b), then the Manager may cause the Company to obtain funding from Persons other than the Members, but only during the twelve-month period following the date of delivery of the Funding Notice to the Members and on substantially the same terms as contained in the Funding Notice and only up to the amount equal to the difference between the Funding Amount and the amount of funding provided by the Members pursuant to this Section 3.3(b); and the Company shall not otherwise solicit any additional funding from Persons other than the Members without first offering to the Members the opportunity to provide such additional funding in accordance with the provisions of this Section 3.3(b).

(c)           No Third Party Rights. The provisions of this Section 3.3 are not for the benefit of any creditor or other Person (other than a Member) to whom any debts, liabilities or obligations are owed by, or who otherwise has any claim against, the Company or any Member, and no creditor or other Person shall obtain any rights under this Section or by reason of this Section, or shall be able to make any claim in respect of any debts, liabilities or obligations against the Company or any Member.

(d)           No Interest Paid. No Member shall receive any interest on such Member’s Capital Contributions, Capital Account or Interests. Any loans made to the Company by a Member will not increase such Member’s Capital Account or Interests, but will be a debt due from the Company and repaid accordingly.

(e)           No Withdrawal of Capital. A Member shall not receive from the Company or out of Company property and shall have no right to withdraw or demand, and the Company shall not return to a Member, any part of such Member’s Capital Contribution or Capital Account, except as expressly provided in this Agreement. Distributions to the Members shall be made only as expressly provided for in this Agreement.

(f)            Limitation on Additional Capital Contributions. If the Manager determines that additional funds are required by the Company prior to the expiration or termination of the Option Agreement, then any Capital Contributions shall be made following the same procedures, mutatis mutandis, as those set forth in Section 3.3(b) but shall be considered Capital Contributions and not Additional Capital Contributions and shall not earn an Additional Capital Contribution Preferred Return.

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3.4          Capital Accounts.

(a)           A separate Capital Account shall be maintained for each Member in accordance with the following provisions:

(i)         To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits, and any items thereof that are specially allocated pursuant to Article IV, and the amount of any Company liabilities that are assumed by such Member or that are secured by, or subject to, any Company property distributed to such Member.

(ii)        To each Member’s Capital Account there shall be debited the amount of cash and the Fair Market Value of any Company property distributed to such Member pursuant to any provisions of this Agreement, such Member’s distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated pursuant to Article IV, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by, or subject to, any property contributed by such Member to the Company.

(b)           Except as provided to the contrary in this Agreement, the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  In the event the Manager shall determine in good faith that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, the Company may make such modification.  The Manager may also in good faith make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-l(b). The Manager may in good faith also cause Capital Accounts to be revalued in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) to reflect a revaluation of Company property (including intangible assets such as goodwill) on the Company's books, based upon the Fair Market Value of the Company property (taking into account Section 7701(g) of the Code), as of the following times:  (a) immediately before and in connection with a contribution of money or other property (other than a de minimis amount) to the Company by a new or existing Member as consideration for Interests or an interest in the Company; (b) immediately before and in connection with the distribution of money or other property (other than a de minimis amount) to a retiring or continuing Member as consideration for Interests or an interest in the Company; (c) immediately before and in connection with the liquidation of the Company; and (d) immediately before and in connection with the grant of Interests or an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member.

(c)           In the event of a transfer of Interests in accordance with this Agreement, the Capital Account balance and other rights attributable to such Interests shall be transferred to the assignee. For purposes of determining the Capital Account balance of a Member attributable to a Unit and distributions to be made to a Member with respect to an Interest, (i) the Capital Account balances of the Members, adjustments to such Capital Accounts relating to the allocation of Profits or Losses, distributions and other items, and other attributes of a Member’s Interests, shall be apportioned and allocated in equal amounts among all Interests held by a Member to which such balances, adjustments or attributes relate, and (ii) Capital Contributions made by a Member after the date hereof shall be allocated and apportioned in equal amounts among all Interests held by the contributing Member, except as may otherwise be specified in writing by such Member and agreed to in a written resolution duly adopted by the Manager.

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3.5          Liability of Members.

(a)           Except as expressly provided by the Act and subject to Section 3.5(b), no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the Members, or to the creditors of the Company, for the debts, liabilities, contracts, or any other obligations of the Company, or for any losses of the Company.  A Member shall be liable only to make such Member’s Capital Contributions as expressly provided for herein and shall not be required to lend any funds to the Company or to make any further capital contributions to the Company.

(b)           In accordance with applicable law, a Member of the Company may, under certain circumstances, be required to return to the Company, for the benefit of Company creditors, amounts previously distributed to such Member. It is the intent of the parties that no distribution to any Member shall be deemed a return or withdrawal of capital, and that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member only and not of any other Member.

(c)           A Member shall not be personally liable for the payment or repayment of any amounts standing in the account of another Member including, but not limited to, the Capital Contributions. Any such payment or repayment, if required to be made, shall be made solely from the Company’s assets.

(d)           A Member shall have no personal liability to repay to the Company, any Member or any creditor of the Company all or any portion of any negative amount of the Member’s Capital Account or otherwise be obligated to restore any deficit balance in the Member’s Capital Account.

3.6          Transaction Expenses. The Company shall pay and assume any pre-formation, organizational and offering expenses of the Company and the direct expenses of the Manager in connection with the consummation of the transactions contemplated in this Agreement; provided, however, that each Member shall pay and assume such Member’s own expenses in connection with such Member’s evaluation of an investment in the Company and such Member’s review of and determination to enter into this Agreement.

3.7          Omitted.

3.8          Voting Rights of Members. In the event the Members are expressly required to vote on a matter of the Company either under the Act or pursuant to this Agreement, then (i) such Member shall be entitled to vote based on the Percentage Interest held by such Member and (ii) the affirmative vote of the Members holding more than fifty percent (50%) of the Percentage Interests shall be the act of the Members, unless a greater percentage is expressly required. No Member, in its capacity as such, shall participate in the control or management of the Company’s business, transact any business in the Company’s name, have the power to sign documents for or otherwise bind the Company, or have any rights of voting, veto, consent or approval, except as otherwise expressly required under the Act or as otherwise provided under this Agreement.

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3.9          Manner of Consent. Any consent or approval of the Members required by this Agreement may be given as follows:

(a)           by a written consent given by the consenting Member at or prior to the taking of the action for which the consent is solicited; or

(b)           by the affirmative vote of the consenting Member to the taking of the action for which the consent is solicited at any meeting duly called and held to consider the taking of such action.

3.10       Conflict of Interest.

(a)           The Members acknowledge and agree that the Manager is an Affiliate of a Member and that the Manager may represent and serve the interests of such affiliated Member. Thus, a Manager does not violate its duty or obligation under this Agreement or applicable law solely because such Manager’s conduct furthers the interest of such affiliated Member.

(b)           Except as expressly prohibited by the Act and set forth in this Agreement, the Company is specifically authorized to engage in (i) any transaction that involves a Member or an Affiliate of a Member providing services, equipment or supplies to the Company in exchange for consideration in an amount reasonably determined by the Manager and (ii) the transactions contemplated by this Agreement.

ARTICLE IV
ALLOCATIONS

4.1         Determination of Profits and Losses. Profits and Losses of the Company shall be determined for each Fiscal Year of the Company in accordance with the method of income tax accounting adopted by the Manager for the Company consistently applied and shall be allocated among the Members in the manner provided in this Article IV.

4.2          Allocation of Profits and Losses. The net amount of Profits or Losses for any Fiscal Year shall be allocated among the Members in such manner that, as of the end of such Fiscal Year, the sum of (a) the Capital Account of each Member, (b) such Member’s share of “partnership minimum gain” (as determined according to Regulations Section 1.704-2(g)) and (c) such Member’s “partner nonrecourse debt minimum gain” (as determined according to Regulations Section 1.704-2(i)(3)) shall be equal to the respective net amount, positive or negative, which would be distributed to such Member or for which such Member would be liable to the Company under this Agreement, determined as if the Company were to (i) sell the assets of the Company for an amount equal to their Book Value, (ii) satisfy all liabilities of the Company (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and (iii) distribute the proceeds of liquidation pursuant to Section 9.2(b).

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4.3         Tax Allocations.

(a)           Except as otherwise provided in this Agreement, for Federal income tax purposes, all items of Company income, gain, loss, deduction, basis, amount realized and credit, and the character and source of such items, shall be allocated among the Members in the same manner as the corresponding items of income, gain, loss, deduction or credit are allocated to Capital Accounts in accordance with Sections 4.2 or 4.4. The Company shall maintain such books, records and accounts as are necessary to make such allocations.

(b)           The Manager is authorized to make, for tax purposes only, allocations of income, gain, loss or deduction or adopt conventions as are necessary or appropriate to comply with the relevant Treasury Regulations or Internal Revenue Service pronouncements under Section 704(c) of the Code, and in particular, in respect of a Capital Contribution of property other than cash and adjustments to the Book Value of Company assets at the times specified in the definition of Book Value. Allocations will be made under methods selected by the Manager in good faith and in a manner consistent with Treasury Regulations Section 1.704-3 and in conformity with Treasury Regulations Sections 1.704-l(b)(2)(iv)(f) and 1.704-l(b)(4)(i). Without limiting the foregoing, the Company is authorized to make such allocations as are permitted by Regulations Section 1.704-3 to correct distortions arising from application of the ceiling rule referred to in such Regulations with respect to depreciation, amortization or other cost recovery deductions relating to property treated as contributed by a Member and to make such elections and take such steps as may be necessary to permit such allocations.

4.4         Regulatory Allocations.

(a)           Certain Regulatory Allocations. The allocations set forth in clauses (i), (ii) and (iii) below shall be made to the extent applicable in the order set forth below:

(i)       Items of income and gains shall be allocated to the Members in such manner as shall cause the Company to make allocations in accordance with provisions in the Regulations relating to: first, “minimum gain chargebacks” under Regulations Sections 1.704-2(f) and related provisions; second, “partner nonrecourse debt minimum gain chargebacks” under Regulations Sections 1.704-2(i)(4) and related provisions; and third, “qualified income offsets” under Regulations Section 1.704-1(b)(2)(ii)(d) and related provisions; and then

(ii)       Nonrecourse deductions within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated to the Members in proportion to their Capital Account balances; and then

(iii)       Partner nonrecourse deductions within the meaning of Regulations Section 1.704-2(i) shall be allocated to the Member who bears the economic risk of loss with respect to the particular partner nonrecourse liabilities to which they relate in accordance with such Regulations.

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(b)           Curative Allocations. The allocations set forth in Section 4.4(a) above (the “Regulatory Allocations”) shall be applied to the extent necessary for allocations under this Agreement to be respected under Regulations Section 1.704-1. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss or make Company distributions. Accordingly, notwithstanding the other provisions of this Agreement but subject to the Regulatory Allocations, the Company is hereby directed to reallocate items of income, gain, deduction and loss among the Members so as to eliminate the effect of the Regulatory Allocations as quickly as possible and consistent with the Regulations providing for the Regulatory Allocations, and thereby to cause the respective Capital Account balances of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. This may be accomplished by making offsetting special allocations of Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such offsetting special allocations to each such Member is zero.

(c)           Priority. The allocations under this Section 4.4 shall be made prior to the allocations under Section 4.2.

4.5         Allocations in Event of Assignment; Prorations.

(a)           Subject in all cases to applicable law, if there is a Transfer of all or any part of a Member’s Interests in accordance with this Agreement, for purposes of allocations of Profits and Losses and distributions of cash and property, (i) the effective date of the Transfer as to the Company will be the effective date stated in the Transfer instrument or such other date as the assignor and assignee agree, but not earlier than the date the Manager receives written notice of the Transfer, or, in the case of an involuntary Transfer, the date of the operative event. Distributions of cash and property with respect to any Interests shall be made to the Person who is shown as the holder of such Interests in the Company’s books at the time of the distribution.

(b)           In the event of a change in a Member’s percentage interest in the Company during the course of a period as the result of the admission of a new Member, for purposes of determining the income, gain, loss, deduction or credit, or any other items allocable to any period, such items shall be determined on a daily, monthly or other basis as determined by the Manager in good faith using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

4.6          Imputed Interest. If any Member makes a loan to the Company, or the Company makes a loan to any Member, and interest in excess of the amount actually payable is imputed under Code Sections 7872, 483, or 1271 through 1288 or corresponding provisions of subsequent Federal income tax law, then any item of income or expense of the Company attributable to any such imputed interest shall be allocated solely to the Member who made or received the loan and shall be credited or charged to its Capital Account, and a corresponding Capital Contribution by or distribution to such Member shall be deemed to have occurred, as appropriate.

ARTICLE V
DISTRIBUTIONS

5.1          Timing and Priority of Distributions of Net Cash Flow to Members. The Company shall distribute Net Cash Flow in such amounts and at such times as the Managers shall determine. Except as otherwise provided in this Agreement, all such distributions shall be made in the following order and priority:

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(a)           First: to the Members, pro rata in accordance with their respective Unpaid Additional Capital Contribution Preferred Returns, until their respective Unpaid Additional Capital Contribution Preferred Returns are reduced to zero; and then

(b)          Thereafter: to all of the Members pro rata in accordance with their Percentage Interests adjusted as provided in Section 3.3(b).

5.2          Timing and Priority of Distributions of Capital Proceeds. The Company shall distribute Capital Proceeds or other property in such amounts and at such times as the Managers shall determine. Except as otherwise provided in this Agreement, all such distributions shall be made in the following order and priority:

(a)           First: to the Members, pro rata in accordance with their respective Unpaid Additional Capital Contribution Preferred Returns, until their respective Unpaid Additional Capital Contribution Preferred Returns are reduced to zero; and then

(b)           Second: to the Members, pro rata in accordance with their respective Unreturned Additional Capital Contributions, until their respective Unreturned Additional Capital Contributions are reduced to zero; and then

(c)           Third: to the Members, pro rata in accordance with their respective Unreturned Capital Contributions, until their respective Unreturned Capital Contributions are reduced to zero; and then

(d)           Thereafter: to all of the Members pro rata in accordance with their Percentage Interests adjusted as provided in Section 3.3(b).

5.3         Distributions In Kind. If the Company distributes property other than cash to its Members, the amount of such distribution shall be deemed to be equal to the Fair Market Value of the property distributed, net of any liabilities that such property may be subject to or that may be assumed by the Members in connection therewith.

5.4          Payments to Tax Authorities. Notwithstanding anything to the contrary in this Agreement, the Company shall withhold such amounts as may be required pursuant to the Code (including Section 1446 thereof), Treasury Regulations or any provision of any state, local or foreign law with respect to any payment, distribution or allocation of income to the Members and such withheld amounts shall be treated for all purposes of this Agreement as amounts distributed pursuant to Article V or Article IX to the Members to which such withholdings are attributable and distributions to be made to such Members shall be reduced by the amount so withheld. If the Company is required to withhold and pay over to a taxing authority amounts on behalf of a Member exceeding available amounts then remaining to be distributed to such Member, the Company shall provide the Member with written notice of such shortfall and, to the extent that the Member does not reimburse the Company for such excess amount or such withholding requirement, as the case may be, within five (5) business days of receiving such notice, the unreimbursed portion of such payment by the Company shall constitute a loan to such Member that is repayable by the Member on demand of the Company, together with interest at a rate of fifteen percent (15%) or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such loan. Any such loan shall be repaid to the Company, in whole or in part, as determined by the Company in its sole discretion, either (i) out of any distributions from the Company which the Member is (or becomes) entitled to receive, or (ii) by the Member in cash (said Member bearing all of the Company's costs of collection, including reasonable attorney's fees, if payment is not remitted promptly by the Member after a demand for payment). Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Company and the other Members against all claims, liabilities and expenses of whatever nature relating to the Company's obligation to withhold and to pay over, or otherwise pay, any Company withholding taxes with respect to such Member or as a result of such Member's participation in the Company. The Company shall pay over to any federal, state, local or foreign government any amounts required to be so withheld in accordance with applicable law.

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5.5          Limitation on Distributions to Members. The Company shall not distribute cash or property to any Member unless, after such distribution is made, the fair value of the Company’s assets exceeds its liabilities, and unless such distribution is in compliance with any loan agreements or similar documents to which the Company is subject and applicable law.

5.6         Distributions Relative to REIT. Notwithstanding anything to the contrary set forth in Sections 5.1 or 5.2, it is anticipated that, pursuant to an Option Agreement (“Option Agreement”) with Procaccianti Hotel REIT, Inc. (the “REIT”), the REIT will upon exercise of the option set forth in the Option Agreement, in one or two transactions, purchase a minimum of a 25.5% interest in the Company and a maximum of a 51% interest in the Company, each interest in the form of Class B Interests (any such transaction, a “REIT Transaction” and, collectively, the “REIT Transactions”). The Manager shall reasonably promptly after the issuance of Class B Interests to the REIT in connection with the REIT Transactions, pursuant to the terms of this Article V, distribute or cause the distribution to the Members (excluding the REIT Member) of the proceeds available from the REIT Transactions to the Members (excluding the REIT Member) pro rata based on their Unreturned Capital Contributions.

ARTICLE VI
MANAGEMENT

6.1         Management Power Vested in Manager.

(a)           The right to conduct the Business of the Company is vested exclusively in the Manager, and all decisions affecting the Company, its policies and management shall be made exclusively by the Manager. The Manager shall have and exercise all of the powers that a manager of a limited liability company may have or exercise under applicable law and is authorized and empowered to carry out and implement the Business, to engage in such other activities solely incident or related thereto and to take all other actions on behalf of the Company, including, without limitation, admitting additional Members to the Company without the consent of any other Member, subject to the terms of this Agreement. All Company acts and decisions shall require the affirmative act or consent of the Manager, and no Company act or decision shall be taken or made without the affirmative act or consent of the Manager. Each of the Members agrees that all determinations, decisions and actions made or taken by the Manager shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives.

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(b)           The Manager is hereby authorized to execute or cause to be executed all other instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts as may be deemed by the Manager to be necessary or appropriate from time to time to comply with all applicable requirements for the formation or operation or, when appropriate, termination of a limited liability company in the State of Delaware and all other jurisdictions where the Company does or shall desire to conduct its business. Any person dealing with the Company may rely on a certificate signed by the Manager: (i) as to the identity of the Members and Manager hereunder; (ii) as to the existence or nonexistence of any fact or facts, which constitute conditions precedent to acts by the Manager or are in any other manner germane to the affairs of this Company; (iii) as to who is authorized to execute and deliver any instrument or document of the Company; (iv) as to the authenticity of any copy of this Agreement and amendments thereto; or (v) as to any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

(c)           Subject to Section 6.12(c), if at any time there is more than one Manager, any action requiring the consent of the Manager under this Agreement shall require the unanimous consent of all Managers, provided that any single Manager may execute any instrument, certificate, notice, or document (other than a written consent under Section 6.2) on behalf of the Company as long as such execution was authorized by all Managers. References in this Agreement to the Manager in the singular shall be deemed to include the plural and vice versa as the context may require.

6.2         Action by Manager by Written Consent. Any action or decision required or permitted to be taken or made by the Manager may be taken or made without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action or decision so taken or made, shall be signed by the Manager.

6.3          No Exclusive Duty to Company. The Manager shall not be required to manage or participate or otherwise be involved in the Company’s Business and affairs as such Manager’s sole and exclusive function.

6.4          No Liability. No Manager shall be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

6.5          Appointment of Manager; Resignation; Vacancies. The Manager may resign from office by delivering or causing to be delivered to the Members a written resignation, which shall take effect upon being so delivered or at such other time as may be therein specified. If the Manager resigns or otherwise fails to serve as Manager, a substitute Manager may be selected by the majority vote of the holders of the Class A Interests, provided that for so long as the REIT is a Member, the REIT shall have the authority to appoint a Manager. The Manager may not be removed by the Members. Upon the closing of the one or more REIT Transactions, the REIT (or other affiliate of the REIT) shall become a Manager of the Company.

6.6          Reimbursement and Compensation of Manager. The Manager shall be entitled to be reimbursed by the Company for out-of-pocket expenses incurred in connection with the management of the Company and its Business, including, without limitation, reasonable travel expenses. The Manager shall not receive compensation for any activities as Manager.

6.7          Liability of Manager.

(a)           The Manager shall not be liable for the return of all or any part of the capital contributions of the Members to the Company. Any returns shall be made solely from the assets of the Company according to the terms of this Agreement.

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(b)           In carrying out its duties hereunder, the Manager shall not be liable to the Company or to any other Member for any actions taken in good faith and reasonably believed to be in the best interests of the Company, or for errors of judgment, but shall be liable for willful misconduct, breach of its fiduciary duties, or a material adverse breach of this Agreement. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Manager is permitted or required to make a decision (i) in his, her or its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Manager will be entitled to consider only such interests and factors as he, she or it desires, including his, her or its own interests and will, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any Member, or (ii) in its “good faith” or under another expressed standard, the Manager will act under such express standard and will not be subject to any other or different standards.

(c)           The Manager shall not be liable to the Members for any breach of its duties under the Agreement or the Act except as provided by the Act.

6.8         Officers. The Manager may designate one or more persons to be officers of the Company. No officer need be a resident of the Charter State or a Member. Any officer so designated shall have such authority and perform such duties as the Manager may delegate to them. The Manager may assign titles to particular officers. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Manager. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Manager, in his sole and absolute discretion; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Manager.

6.9          Rights of the Members.

(a)           Except as provided in Section 6.5, the Members shall not have any right or power to participate in the management or control of the Company or its Business and affairs or to act for or bind the Company in any way, in their capacity as members of the Company, such rights being vested exclusively in the Manager.

(b)           Notwithstanding anything to the contrary contained herein, the Manager shall not incur additional indebtedness unless permitted by the Company’s lender.

6.10        Indemnification.

(a)           The Company shall indemnify, defend and hold harmless the Members, the Manager and, in the discretion of the Manager, the Company’s agents, employees, advisers and consultants (each a “Covered Person”), from and against any claim, loss, liability, damages or expense (including, without limitation, reasonable attorneys’ fees) arising as a result of business or activities undertaken on behalf of the Company including, without limitation, any demand, claim or lawsuit initiated by a Member or resulting from or relating to the offer and sale of an Interest, provided that the acts or omissions of such Persons are not found by a court of competent jurisdiction, upon entry of a final judgment, to be the result of fraud, gross negligence or intentional misconduct. All rights of the Covered Persons to indemnification shall survive the dissolution of the Company.

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(b)           The Persons entitled to indemnification pursuant to this Section shall be entitled to receive advances to cover the cost of defending any claim or action against such Person; provided, however, that such advances shall be repaid to the Company if the Manager or such other Person entitled to indemnification pursuant to this Section, as applicable, is found by a court of competent jurisdiction, upon entry of a final judgment, to have violated the standard set forth in Section 6.10(a).

(c)           The Manager shall have the power to purchase and maintain reasonable insurance on behalf of the Covered Persons at the expense of the Company, against any liability asserted against or incurred by any of them in any such capacity or arising out of their status as such, whether or not the Company would have the power to indemnify the Covered Persons against such liability under the provisions of this Agreement.

(d)          Without limiting the foregoing, the indemnities by the Company provided for herein shall apply with respect to all actions taken by the Covered Persons that they believe to be in the best interest of the Company in accordance with the business judgment rule, other than actions that constitute fraud, willful misconduct or gross negligence.

(e)           Each Covered Person may rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties.

(f)            To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, to the fullest extent permitted by applicable law, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they eliminate or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person to the fullest extent permitted by applicable law.

(g)           The foregoing provisions of this Section 6.10 shall survive any termination of this Agreement.

6.11        Express Waiver of Business Opportunity. This Agreement and the Members’ relationship by virtue hereof is limited solely to the Business. Notwithstanding anything to the contrary set forth herein each Member and Manager may engage in any other activity and take advantage of any other business opportunity without any restriction of any nature whatsoever, including, but not limited to, first offering same to the Company. No Member or Manager shall be restricted from competing against the Company. No Member or Manager shall have any right to participate, in any manner whatsoever, in any profits or income earned or derived by any other Member or Manager in the conduct of any business other than the Business pursuant to the terms of this Agreement. No Member or Manager will incur any liability to the Company or to any of the other Members or Manager or be disqualified from voting or taking any action respecting the Company as a result of engaging in any other business or venture.

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6.12       REIT Compliance.

(a)           The Members acknowledge and understand that, following a REIT Transaction, the REIT will be a Member of the Company, and that in order for the REIT to maintain its status as a real estate investment trust under the Code, the REIT must comply with numerous and complex rules and regulations set forth in the Code and the Regulations, many of which are applied on a quarterly and/or annual basis and that the management and operation of the Company will have a material effect on the ability of the REIT to qualify and maintain its status as a real estate investment trust. Accordingly, notwithstanding any other provision of this Agreement or any non-mandatory provision of the Act, the Managers agree to use reasonable best efforts to manage the business and affairs of the Company in a manner that will satisfy the following objectives (collectively, the “REIT Objectives”) relating to the status of the REIT as a real estate investment trust under the Code: (i) to ensure the continued qualification of the REIT as a real estate investment trust under Code Section 856 and (ii) to avoid the imposition of additional taxes on the REIT under Code Sections 857 or 4981. The Managers shall cooperate in good faith to determine and implement a course of action that shall, to the greatest extent possible, satisfy the REIT Objectives. The Members agree to use commercially reasonable efforts to cooperate with the REIT Objectives at the REIT’s cost and expense and upon Manager’s request.

(b)          Without limiting the generality of Section 6.12(a), (i) each of the Properties will be leased to an entity that is taxable as an association taxable as a corporation (a “Lessee”) for U.S. federal income tax purposes at market-rate leases, and each such Lessee will contract with a property manager that meets the definition of “eligible independent contractor” pursuant to Section 856(d)(9)(B) of the Code and (ii) the Company will cause the Lessee (or each Lessee, if there be more than one) to make a taxable REIT subsidiary election with the REIT by jointly filing a Form 8875 upon the REIT’s acquisition of an Interest in the Company.

(c)           For the avoidance of doubt, the REIT in its capacity as a Manager, and notwithstanding any implication to the contrary in Section 6.1(c), shall have the right (either itself or through the Company), in consultation with the its counsel or tax accountants, to authorize and approve any action (including a determination not to take an action) that is necessary in order to preserve the status of the REIT as a real estate investment trust.

ARTICLE VII
TRANSFER OF INTERESTS

7.1         General Prohibition Against Transfers. No Transfer of any Interests, or any rights or interest in or to any Interests, in whole or in part, may be made by a Member to any Person, whether directly, indirectly, voluntarily, involuntarily or by operation of law, including, without limitation, pursuant to an Indirect Transfer, except for Approved Transfers. Any attempted or purported Transfer in violation of this Agreement (a “Prohibited Transfer”) shall be invalid and null and void ab initio.

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7.2          Certain Agreements by Transferees. No Approved Transfer shall be valid or permitted, nor shall any transferee of Interests by means of any such Transfer have any rights hereunder, unless and until all of the following conditions are satisfied:

(a)           The transferee shall have executed and delivered to the Members and the Company a counterpart of this Agreement pursuant to which the transferee agrees to be bound by the provisions of this Agreement and the written acceptance and adoption by the transferee of the provisions of this Agreement and the assumption by the transferee of all obligations of the transferor under this Agreement. The failure or refusal of a transferee to execute and deliver to the Company such a counterpart shall not limit the applicability of this Agreement to the Interests transferred;

(b)           The transferor shall deliver to the Manager the fully executed and acknowledged written instrument of assignment or other applicable document setting forth the intention of the transferor to transfer such transferor’s Interests to the transferee;

(c)           The transferor and transferee shall execute and acknowledge such other instruments as the Manager may reasonably deem necessary or desirable to effect such Transfer and admission of the transferee as a Member;

(d)           If requested by the Manager, counsel reasonably satisfactory to the Company shall have rendered an opinion, at the transferor’s sole cost and expense, that (i) such Transfer may be effected without registration under the Securities Act of 1933, as amended, or violation of applicable state securities laws, (ii) such Transfer will not result in the termination of the Company’s tax treatment as a partnership for federal income tax purposes or the termination of the limited liability of the Members under applicable law, (iii) if there is a deed of trust, security agreement or other material contract to which the Company is a party or by which the Company or any of its properties or assets are bound or subject, such Transfer will not entitle the holder of the indebtedness secured thereby or other contractual party to accelerate the indebtedness or terminate or otherwise materially alter the terms of the contract, and (iv) the Company will not be required to register under the Investment Company Act of 1940, as in effect at the time of rendering such opinion; and

(e)           The transferee has paid all reasonable expenses incurred by the Company (including its legal fees) in connection with the Company’s determination of the transferee’s and transferor’s compliance with the foregoing provisions, or otherwise in connection with such Transfer, including any fees charged by lenders as a result of such Transfer under any loan documents by which the Company is bound.

7.3          Indemnity. Each Member shall indemnify and hold harmless the Company and the other Members from and against any and all loss, liability, claim, damages or expense (including, without limitation, attorneys’ fees and court costs) arising from or in any way relating to any Prohibited Transfer by or in respect of such Member or such Member’s failure to comply with any provision of this Article VII (collectively, “Indemnifiable Damages”). The Company shall have the right, in addition to any other rights or remedies, to offset the amount of any Indemnifiable Damages for which a Member is responsible against any Capital Account balance of such Member or any amounts owed or distributable by the Company to such Member under this Agreement.

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7.4          Interests Subject to this Agreement. In the event of any Transfer pursuant to this Agreement, at any time and from time to time, the transferee shall take such Interests pursuant and subject to all of the provisions, conditions and agreements set forth in this Agreement.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

8.1          Representations and Warranties. Each of the Members, in being admitted as a member of the Company hereunder, hereby represents and warrants to the Company and all of the other Members as follows:

(a)           Such Member’s acquisition of Interests is made for its own account only and not with a view toward the distribution of all or any portion thereof; and under no circumstances will such Member Transfer all or any portion of its Interests except in compliance with the provisions of this Agreement;

(b)           Such Member’s Interests constitute securities that have not been registered under any federal or state securities laws by virtue of exemptions from the registration provisions thereof and consequently cannot be sold except pursuant to appropriate registration or exemption from registration as applicable;

(c)           Such Member is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, and is relying on its own business and financial knowledge and experience, or that of a duly qualified investment and tax advisor, in making a decision to enter into and execute this Agreement; such Member, either alone or together with such investment advisor, has such knowledge and experience in business and financial matters as will enable it to evaluate the merits and risks of this investment, and to make an informed decision, and is able to bear the economic risk of its participation in the Company; and such Member is not relying on the advice of the Company or any Affiliates thereof in becoming a Member hereunder;

(d)           Such Member is aware of the restrictions on Transfer of its Interests hereunder, and that the same will at no time be freely transferable or be assignable otherwise than to a Person accepting similar restrictions on transferability and otherwise in accordance with the terms of this Agreement, and that no trading market for Interests will exist at any time;

(e)           Such Member has adequate means of providing for current needs and possible personal contingencies, no need for liquidity of its Interests, and no reason to anticipate any change in personal circumstances, financial or otherwise, that should cause it to sell or distribute, or necessitate or require any sale or distribution, of such Interests;

(f)            Such Member is familiar with the nature of and risks attendant to investments in business, real estate and/or in securities, and has not relied on any representations or warranties of the Company or its representatives other than those set forth in this Agreement, if any;

(g)           Such Member was provided with an adequate opportunity to review all material documents, records and books of the Company, including all documents relating to the Properties;

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(h)          Such Member had an opportunity to ask questions of and receive answers from the Company, or a person or persons acting on its behalf, concerning the terms and conditions of the investment in the Interests, as well as the affairs of the Company and related matters, and the Properties; and such Member had an opportunity to request and obtain all additional information reasonably deemed necessary to verify the accuracy of the answers to such questions;

(i)            Such Member is not relying on the Company or on any legal or other opinion in the materials reviewed by the Member with respect to the financial or tax considerations of the Member relating to the Member’s investment in the Interests; and such Member has relied solely on its examination and independent investigation in making its decision to acquire the Interests;

(j)            Such Member understands that no federal or state agency has recommended or endorsed the Interests or made any finding or determination as to the fairness for public investment of the Interests;

(k)           Such Member is fully aware of the restrictions on resale of its Interests under this Agreement and under federal and state law (including any applicable securities law); in particular, it is aware that the Interests will not at any time be freely saleable and that any sale thereof may have significant adverse tax consequences;

(l)            Such Member will not, in any event, sell or distribute its Interests or any portion thereof unless, in the opinion of counsel, which opinion shall be satisfactory to counsel for the Company, such Interests may be legally sold or distributed;

(m)          Such Member is fully aware that the Interests are being issued to such Member in reliance upon applicable exemptions of the Securities Act of 1933, as amended, and/or Section 4(a)(2) thereof and/or Regulation D thereunder and applicable state laws on the grounds that no public offering is involved, and upon the representations, warranties and agreements made by such Member in this Article VIII and that the Interests may not be offered, sold, pledged, assigned, hypothecated, disposed of, or otherwise transferred unless registered under the Securities Act of 1933, as amended, and all of such other applicable laws or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required;

(n)           Such Member has full power and complete authority to enter into this Agreement, and perform its obligations hereunder, without the need of any consent of others;

(o)           Such Member will not, directly or indirectly, take any action or fail to take any action, that would terminate this Company and/or cause the Company to not be taxed as a partnership; and

(p)           Such Member acknowledges that such Member’s Capital Contribution will, in part, be used by the Company to acquire the Properties; and that by investing in the Company, such Member risks losing his, her or its entire investment.

8.2       Additional Representations and Warranties of the Class B Members. Each Class B Member severally represents and warrants to the Company as follows:

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(a)           It is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation.

(b)           It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of such Class B Member and constitutes the legal, valid and binding obligation of such Class B Member, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)           The execution, delivery and compliance with, and performance of the terms and provisions of this Agreement by it, will not: (i) conflict with or result in any violation of the organizational documents of such Class B Member; (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity; or (iii) to the Knowledge of such Class B Member, violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its respective assets or properties. To the Knowledge of such Class B Member, any consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, that is required to be made or obtained by it in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby has been made or has been obtained and is in full force and effect.

(d)           There are no actions, suits, proceedings or investigations pending or, to the Knowledge of such Class B Member or any of its Affiliates, threatened against or affecting it or any of its Affiliates or any of their properties, assets, or businesses in any court or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitration which would, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined) could reasonably be expected to materially impair such Class B Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Class B Member; and none of such Class B Member or any of its Affiliates has received any currently effective notice of any default, and such Class B Member or any of its Affiliates is not in default under any applicable order, writ, injunction, decree, permit, determination, or award of any court or of any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Class B Member 's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Class B Member.

(e)           (i) such Class B Member is not a Prohibited Person and no Person owning or controlling it is a Prohibited Person; (ii) none of its investors, Affiliates or brokers or other agents (if any), acting or benefiting in any capacity on behalf of it in connection with this Agreement is a Prohibited Person; and (iii) it has not violated the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time).

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(f)            It has reviewed the risks and merits of its participation in the Company with tax and legal counsel and its advisors to the extent it deems advisable;

(g)           It has the capacity to protect its own interests by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by the Company or any Affiliate of the Company, whether directly or indirectly;

(h)           It acknowledges that it has not received or been presented with any advertisement in connection with its acquisition of its Interests;

(i)           It acknowledges that it is acquiring its Interests in reliance solely on (i) its inspection of the Company or the Properties or, if none, its independent determination not to make such an inspection, (ii) its independent verification of the accuracy of any (A) documents delivered by the Company to it, and (B) statements made by the Company or others to such Class B Member concerning the Properties or the Company, and (iii) any opinions and advice concerning the Properties and/or the Company of third-party consultants and/or advisors engaged by such Class B Member, or, if none, it’s independent determination not to obtain such opinion or advice;

(j)            such Class B Member is an “accredited investor” and each member of it is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended);

(k)           it has complied with all applicable the federal and state (“blue sky”) securities laws in connection with the formation of such Class B Member and the sale of membership interests therein;

(l)            it is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended and is not required to register in any jurisdiction as an investment advisor;

(m)           It understands that the Interests have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or jurisdiction and may not be offered, sold, pledged, assigned, hypothecated, disposed of, or otherwise transferred unless registered under the Securities Act of 1933, as amended, and all of such other applicable laws or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required; and

(n)            Each Class B Member has complied with all applicable the federal and state ("blue sky") securities laws in connection with the formation of such Class B Member and the sale of membership interests therein.

8.3       Survival. The representations and warranties of each Member under this Article VIII shall survive after the Effective Date.

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ARTICLE IX
DISSOLUTION; LIQUIDATION

9.1         Dissolution.

(a)           The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the written resolution of the Manager to dissolve the Company, (ii) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company.

(b)           Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the Business of the Company has been wound-up and the assets of the Company distributed as provided in Section 9.2 and the Charter has been canceled.

9.2         Liquidation.

(a)           Upon dissolution of the Company, the Manager or a liquidating trustee, if one is appointed, shall wind up the affairs of the Company and liquidate all or any part of the assets of the Company. The Manager or such liquidating trustee shall determine the time, manner and terms of any sale or other disposition of the Company’s property for the purpose of obtaining, in its opinion, fair value for such assets.

(b)           Profits and Losses arising from such sales and distributions upon liquidation shall be allocated to the Member’s Capital Accounts as provided in Article IV prior to making liquidating distributions to the Members. In settling accounts after dissolution, the assets of the Company shall first be paid out to creditors, whether by payment or by establishment of due and adequate reserves, in the order of priority as provided by law; and then to the Members in the same order of priority as distributions are required to be made pursuant to Section 5.2.

(c)           When the Manager or liquidating trustee has complied with the foregoing liquidation plan and the Charter of the Company has been cancelled as provided in the Act, the Company shall cease to be as such. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the cancellation of the Charter of the Company.

ARTICLE X
RECORDS AND ACCOUNTING; REPORTS; TAX MATTERS

10.1        Records and Accounting. The books and records of the Company shall be kept on such basis of accounting as may be determined by the Manager. Proper and complete records and books of account of the Business of the Company, including a list of the names and addresses and the number of Interests of all Members, shall be maintained by the Manager at the Company’s principal place of business, and each Member or its duly authorized representative shall have access to them, upon reasonable notice and for a proper purpose, at all reasonable times during business hours. Any Member, or its duly authorized representatives, upon paying the costs of collection, duplication and mailing, shall be entitled for any proper purpose to a copy of the list of names and addresses of the Members and number of Interests held by the Members and other records or books specified in applicable law. Such information shall be used for Company purposes only. There shall be an interim closing of the books of account of the Company at such time as the Company’s taxable year ends pursuant to the Code and at such other times as the Manager determines is required under this Agreement.

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10.2       Tax Information. Within a reasonable period of time after the end of each calendar year, the Manager will cause to be delivered to each Person who was a Member at any time during such calendar year all information necessary for the preparation of such Member’s federal income tax returns, including a statement showing each Member’s share of Profits or Losses, and the amount of any distribution made to or for the account of such Member pursuant to this Agreement.

10.3       Designation of Tax Matters Member.

(a)           The Manager shall act as the Tax Matters Member of the Company, as provided in Treasury Regulations pursuant to Section 6231 of the Code (referred to therein as “tax matters partner”). Each Member hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval, including statements required to be filed with the tax returns of the Company in order to effect the election and designation of the foregoing Member as Tax Matters Member.

(b)           To the extent and in the manner provided by applicable Code sections and Treasury Regulations thereunder, the Tax Matters Member shall furnish the name, address, profits interest, and taxpayer identification number of each Member (or assignee) or each indirect member (as defined in Section 6231(a)(10) of the Code) to the IRS. The Tax Matters Member shall have the duties and authority accorded to a tax matters partner in Sections 6221 through 6234 of the Code and the Treasury Regulations thereunder in the event of an administrative or judicial proceeding relating to the adjustment of Company items required to be taken into account by a Member or indirect member for United States federal income tax purposes.

(c)           Notwithstanding any other provision of this Agreement, the Company shall indemnify and reimburse, to the fullest extent provided by law, the Tax Matters Member for all expenses, including legal and accounting fees (as such fees are incurred), claims, liabilities, losses, and damages incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Members, the payment of all such expenses to be made before any cash distributions are made to the Members. No Member shall be obligated to provide funds for such purpose.

(d)           The Members shall take all reasonable actions to avoid the application of the provisions of Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, to the Company, including filing all necessary elections to avoid the application of such provisions, and shall not cause the Company to elect to have such provisions apply to it before their general effective date. If, however, such provisions do apply to the Company, the Tax Matters Member shall also act as the partnership representative (“Partnership Representative”) for purposes of Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, and, as such, shall be authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to (i) sign consents, enter into settlement and other agreements with such authorities with respect to any such examinations or proceedings and (ii) expend the Company's funds for professional services incurred in connection therewith. In such event, the Partnership Representative shall duly and timely elect under Section 6226 of the Code to require each Person who was a Member during the taxable year of Company that was audited to personally bear any tax, interest and penalty resulting from adjustments based on such audit and shall notify each such Person (and the Internal Revenue Service) of their share of such audit adjustments and, if for any reason, the Company is liable for a tax, interest, addition to tax or penalty as a result of such an audit, each Person who was a Member during the taxable year of the Company that was audited shall pay to the Company an amount equal to such Person's proportionate share of such liability, as determined by the Manager, based on the amount each such Person should have borne (computed at the tax rate used to compute the Company's liability) had the Company's tax return for such taxable year reflected the audit adjustment, and the expense for the Company's payment of such tax, interest, addition to tax and penalty shall be specially allocated to such Persons (or their successors) in such proportions.

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10.4        Elections. The Manager may in good faith cause the Company to make all elections required or permitted to be made by the Company under the Code and not otherwise expressly provided for in this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1        Notice.

(a)           Any notice to any Member shall be at the mailing or email address or fax number of such Member set forth on the respective signature page of such Member made a part hereof or such other mailing or email address or fax number of which such Member shall advise all other Members in writing (by email or otherwise).

(b)           Any notice shall be deemed to have been duly given if personally delivered or sent by United States mail or by facsimile transmission or email transmission and will be deemed given, unless earlier received (i) if sent by certified or registered mail, return receipt requested, five (5) calendar days after being deposited in the United States mails, postage prepaid; (ii) if sent by United States Express Mail, two (2) calendar days after being deposited in the United States mails, postage prepaid; (iii) if sent by facsimile or email transmission, the date sent; and (iv) if delivered by hand, on the date of receipt.

11.2       Waiver of Attorney Conflicts of Interest. Each of the Members acknowledges that it has read, understands and agrees to the terms of the following:

(a)           The parties to this Agreement acknowledge that the Agreement has been prepared by Ron M. Hadar, Esq., in house counsel for an affiliate of Manager (“TPG Counsel”).  In connection with this Agreement, TPG Counsel has represented Company, Manager and TPG PCF Investor, LLC, and DarrowEverett LLP (“DarrowEverett”) has represented TPG INV CI, LLC and Richard Tasca (“Tasca”), individually, and in his respective capacities as Managing Member of TPG INV CI, LLC.

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(b)           In connection with the Transaction both (i) TPG Counsel and (ii) DarrowEverett (collectively, the “Attorneys”) have represented, and may continue to represent, certain parties hereto and other Persons, as applicable.  DarrowEverett represented TPG INV CI, LLC in its formation and Tasca as Managing Member to the foregoing in preparation and negotiation of this and other limited liability company operating agreements, among other things. TPG Counsel represented Company and TPG PCF Investor, LLC in applicable formation matters and Manager and TPG PCF Investor, LLC, LLC in preparation and negotiation of this and other limited liability company operating agreements, among other things. Since the interests of each Member, Company, and Manager may be adverse to any one or more of the others, each of the parties hereby waives, as evidenced by the execution of this Agreement, any and all potential conflicts of interest that may arise as a result of the above representations and actions by the Attorneys.  In addition, no Member will seek to disqualify any of the Attorneys from their respective representation of the Persons identified above, as applicable, in any dispute between the parties as a result of such conflicts of interest.

(c)           There is an inherent potential for conflicts of interest among the parties to this Agreement because the Agreement establishes rights and obligations (including tax obligations) of each of the parties. The interests of each of the Members, Company and Manager may conflict, at least in part.  The Attorneys have advised and each hereby advises each of such parties that it would be in the best interest of all parties to this Agreement to obtain the services of their own independent counsel (at such party’s sole cost and expense) to review this document and to provide tax and legal advice with respect to this document. Notwithstanding the fact that the Attorneys have prepared this Agreement and each has provided legal advice to one or more parties in preparation of the Agreement and in related matters (and the fact that one or more of the Attorneys may hereafter continue to represent Persons identified above, the parties hereby waive as evidenced by the execution of this Agreement any potential conflicts of interest that may arise as a result of the above actions by the Attorneys, whether or not one or more of the parties to this Agreement may have consulted with separate legal counsel concerning the Agreement.

(d)           The foregoing is not intended to suggest that the Attorneys have provided any advice or services to any Member or Affiliate thereof other than their applicable clients.

11.3       Governing Law; Severability of Provisions. It is the intention of the parties that the internal laws of the Charter State shall govern the validity of this Agreement, the construction of its terms and interpretation of the rights and duties of the parties, without regard to its conflict of law provisions. If any provision of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected thereby.

11.4       Consent to Jurisdiction. Each party hereby consents to the exclusive jurisdiction of any state or federal court situated in Delaware, and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this Agreement, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. Each party to this Agreement waives personal service of any and all process, and consents to all such service of process made by mail or by messenger directed to the address specified in Section 11.1. Nothing herein shall affect a party’s right to serve process in any manner permitted by law, or limit any right under this Agreement to seek relief provided for under this Agreement in the competent courts of any other jurisdiction or jurisdictions.

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11.5       Waiver of Partition. Each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Company’s property.

11.6       Entire Agreement. This Agreement (including the Exhibit(s) attached hereto) contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements, understandings, representations or warranties (oral or written) between or among the parties with respect to such subject matter. The Exhibit(s) constitute(s) a part hereof as though set forth in full above.

11.7       Amendment. No amendment of this Agreement shall be valid or binding unless such amendment is made in writing with the written consent of the Manager and at least a simple majority of the Members; provided, however, that all of the Class A Members shall consent; provided, further, that no amendment shall be made that would (i) adversely and disproportionately affect the economic rights and obligations of any Member and/or (ii) adversely affect the rights and/or obligations set forth in Sections 6.10(b) or (c) and Section 6.12 in either case without such Member’s prior written consent.

11.8       Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except as provided in this Agreement. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity that they may have against each other.

11.9       Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any of the parties hereto.

11.10     Counterparts. This Agreement may be executed in any number of counterparts (whether by original signature, facsimile or other electronic means, including .PDF), each of which shall be an original but all of which together shall constitute one and the same instrument. It shall not be necessary for all parties to execute the same counterpart hereof.

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11.11     Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. References to the “Company” and the “Members” in this Agreement standing alone or as part of other defined terms shall be deemed to correspond to references to a “partnership” and “partners,” respectively, for purposes of applying the Code and Treasury Regulations as provided in this Agreement. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “any” means any one, more than one, or all; “or” means and/or;” “written consent” includes a consent transmitted by “electronic transmission.” Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, from time to time. Any reference to a “party” or the “parties” is a reference to the Persons signing this Agreement. Any reference in this Agreement to a “day” shall be interpreted as referring to a calendar day; if any action is required to be taken or notice is required to be given within a specified number of days following a date or event, the day of such date or event is not counted in determining the last day for such action or notice; if any action is required to be taken or notice is required to be given on or by a particular day, and such day is not a business day, then such action or notice shall be considered timely if it is taken or given on or before the next business day.

11.12     Additional Documents. Subject to the provisions of this Agreement, each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be reasonably necessary or expedient in connection with the creation of the Company and the achievement of its purposes, specifically including (a) any amendments to this Agreement and such certificates and other documents as the Manager reasonably deems necessary or appropriate to form, qualify or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Company or its Members by the laws of the United States of America or any jurisdiction in which the Company conducts or plans to conduct business, or any political subdivision or agency thereof.

11.13     Confidentiality. Each Member agrees, as set forth below, with respect to any information pertaining to the Company or its investments or Affiliates that is provided to such Member pursuant to this Agreement or otherwise (collectively, “Confidential Matter”), to treat as confidential all such information, together with any analyses, studies or other documents or records prepared by such Member, its Affiliates, or any representative or other Person acting on behalf of such Member (collectively, its “Authorized Representatives”), which contain or otherwise reflect or are generated from Confidential Matters, and will not, and will not permit any of its Authorized Representatives to, disclose any Confidential Matter, provided that any Member (or its Authorized Representative) may disclose any such information (a) as has become generally available to the public, (b) as to which such Member has received from a Third Party and about which such Member has no knowledge of a confidentiality agreement between such Third Party and the Company, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Member (or its Authorized Representative); (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or (e) as to which the Manager has consented in writing.

11.14     Arm’s Length Negotiations. Each party hereto expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, such party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) such party has relied solely and completely upon its own judgment in executing this Agreement; (c) such party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) such party has acted voluntarily and of his or its own free will in executing this Agreement; (e) such party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties hereto and their respective counsel, and, therefore, shall not be construed or interpreted in the event of any ambiguity in favor of or against any party as the drafter of this Agreement or because it may have been drafted initially by that party or otherwise. .

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11.15     Dispute Resolution.

(a)           In the event of any dispute, controversy, claim, or disagreement arising out of or relating to this Agreement, or the breach, termination, validity, or enforceability of any provision of this Agreement (each a “Dispute”), the parties shall use their best commercial efforts to resolve and settle any Dispute by consulting and negotiating with each other in good faith and attempting to reach a just and equitable solution satisfactory to both parties.

(b)           If the parties fail to reach a solution through such consultation and negotiation, then upon notice by either party to the other, all Disputes shall be settled finally by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the provisions of its Commercial Arbitration Rules and the Federal Arbitration Act (Title 9, U.S. Code). In such case, the parties shall make good faith efforts to shall select a mutually satisfactory arbitrator from a panel of arbitrators submitted to the parties by the AAA who has, to the fullest extent possible, experience and knowledge of the issues related to the Dispute. In the event that the parties cannot mutually agree on an arbitrator, the parties agree that they will request that AAA appoint an arbitrator who has, to the fullest extent possible, sufficient experience and knowledge of the issues related to the Dispute. Prior to the commencement of any hearing, each of the arbitrators shall provide an oath or undertaking of impartiality.

(c)           The first arbitration hearing shall commence within 120 business days of a party’s notice to require arbitration. The arbitration shall be conducted at the offices of the AAA located in New York, New York. Discovery as permitted by the Rules of Civil Procedure for the State of New York will be allowed to the extent consistent with the purpose of arbitration and as allowed by the arbitrators.

(d)           The arbitration award to the prevailing party shall include the cost of the AAA for administering the arbitration and the cost of the arbitrators. The arbitrators are not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover special, incidental, punitive, or multiple damages with respect to any Dispute. Judgment upon any award rendered in any arbitration may be entered into a court of competent jurisdiction for judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow.

11.16     No Partnership, No Agency. Except as otherwise provided in this Agreement, this Agreement shall not be deemed to create any partnership between the parties hereto in relation to the Company. Except as otherwise expressly provided in this Agreement, nothing herein contained shall be construed to constitute any Member hereof the agent of any other Member hereof or to limit in any manner the Members in the carrying on of their own respective businesses or activities.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

PROCACCIANTI CONVERTIBLE FUND, LLC, a Delaware limited liability company

By:	/s/ James A. Procaccianti
Name:	James A. Procaccianti
Title:	Manager

MANAGER:

/s/ James A. Procaccianti
James A. Procaccianti

[Signature Page to Procaccianti Convertible Fund, LLC Operating Agreement]

CLASS A MEMBERS:

TPG PCF INVESTOR, LLC, a Delaware limited liability company

By:	/s/ James A. Procaccianti
Name:	James A. Procaccianti
Its:	Manager

Address:

1140 Reservoir Avenue

Cranston, Rhode Island, 02920

Email address: jproc@procaccianti.com

[Signature Page to Procaccianti Convertible Fund, LLC Operating Agreement]

WARSP, LLC, a Delaware limited liability company

By:	/s/ Richard Tasca
Name:	Richard Tasca
Its:	Managing Member

Address:

c/o Bluedog Capital Partners, LLC

One Custom House, Suite 4

Providence, RI 02903

Email address: richard@bluedogcap.com

34

PB Investments LLC, a Florida limited liability company

By:	/s/ Sean Posner
Name:	Sean Posner
Its:	Managing Member

Address:

c/o Posner Group

1691 Michigan Avenue, Suite 445

Miami Beach, Florida 33139

Email address: sp@posnergroup.com

35

CLASS B MEMBERS:

TPG INV CI, LLC, a Delaware limited liability company

By:	/s/ Richard Tasca
Name:	Richard Tasca
Its:	Managing Member

Address:

c/o Bluedog Capital Partners, LLC

One Custom House, Suite 4

Providence, RI 02903

Email address: richard@bluedogcap.com

36

PCF Holdings, LLC, a Florida limited liability company

By:	/s/ Sean Posner
Name:	Sean Posner
Its:	Authorized Representative

Address:

c/o Posner Group

1691 Michigan Avenue, Suite 445

Miami Beach, Florida 33139

Email address: sp@posnergroup.com

37

EXHIBIT A

MEMBERS

NAME	Capital Contribution	Percentage Interest	Class A Interests	Class B Interests
TPG PCF INVESTOR, LLC	$1,641,915.00	10%	10%
WARSP, LLC	$820,958.00	5%	5%
PB Investments LLC	$820,958.00	5%	5%
TPG INV CI, LLC	$6,567,662.00	40%		40%
PCF Holdings, LLC	$6,567,662.00	40%		40%
Total:	$16,419,155.00	100%	20%	80%

A-1

EXHIBIT B

Properties

Springhill Suites Wilmington Mayfaire
1014 Ashes Drive
Wilmington, NC

Staybridge Suites St. Petersburg Downtown
940 5th Avenue
St. Petersburg, FL

B-1